Galena Biopharma and Dr. Reddy’s Announce
Strategic Partnership for NeuVax™ in India

•	Galena licenses commercial rights to Dr. Reddy’s for NeuVax™ (nelipepimut-S) in breast and gastric cancers

•	Dr. Reddy’s to lead the development of NeuVax in Gastric Cancer, significantly expanding the potential addressable patient population

•	Galena to receive development and sales milestones, as well as double-digit royalties on net sales

•	Licensing and development terms contracted conditioned upon agreement on ancillary activities

Portland, Oregon, and Hyderabad, India, January 14, 2013— Galena Biopharma (NASDAQ: GALE) and Dr. Reddy’s Laboratories Ltd. (NYSE: RDY) today announced a strategic development and commercialization partnership on NeuVax™ (nelipepimut-S) in India.

Galena Biopharma is a biopharmaceutical company commercializing and developing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. Dr. Reddy’s is an integrated global pharmaceutical company, committed to providing affordable and innovative medicines for healthier lives.

“This partnership with Dr. Reddy’s is consistent with our strategy to expand the clinical utility of NeuVax in unmet medical needs while simultaneously increasing the commercial footprint of this innovative cancer immunotherapy,” said Mark J. Ahn, Ph.D., President and CEO of Galena Biopharma. “Dr. Reddy’s is a leading pharmaceutical company in India with significant commercialization and development expertise. The gastric cancer trial will add a significant indication to our pipeline for NeuVax, while doubling our potential patient population if approved.”

G V Prasad, Chairman and CEO, Dr. Reddy’s commented, “The partnership accelerates our strong commitment to innovation and efforts to bring newer options for cancer patients. We are delighted with our partnership with Galena Biopharma and we believe NeuVax can be a good potential treatment option to prevent the recurrence of breast and gastric cancer.”

About NeuVax™ (nelipepimut-S)

NeuVax™ (nelipepimut-S) is the immunodominant nonapeptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut-S sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTLs) following binding to HLA-A2/A3 molecules on antigen presenting cells (APC). These activated specific CTLs recognize, neutralize and destroy, through cell lysis, HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading. Based on a successful Phase 2 trial, which achieved its primary endpoint of disease-free survival (DFS), the U.S. Food and Drug Administration (FDA) granted NeuVax a Special Protocol Assessment (SPA) for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study. The PRESENT trial is ongoing and additional information on the study can be found at www.neuvax.com. A randomized, multicenter investigator sponsored, 300 patient Phase 2b clinical trial is also enrolling patients to study NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche).

According to the National Cancer Institute, over 230,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, only about 25% are HER2 positive (IHC 3+). NeuVax targets the approximately 50%-60% of these women who are HER2 low to intermediate (IHC 1+/2+ or FISH < 2.0) and achieve remission with current standard of care, but have no available HER2-targeted adjuvant treatment options to maintain their disease-free status.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company commercializing and developing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information visit www.galenabiopharma.com.

About Dr. Reddy's

Dr. Reddy’s Laboratories Ltd. (NYSE: RDY) is an integrated global pharmaceutical company, committed to providing affordable and innovative medicines for healthier lives. Through its three businesses - Pharmaceutical Services and Active Ingredients, Global Generics and Proprietary Products – Dr. Reddy’s offers a portfolio of products and services including APIs, custom pharmaceutical services, generics, biosimilars and differentiated formulations. Major therapeutic focus is on gastro-intestinal, cardiovascular, diabetology, oncology, pain management and anti-infective. Major markets include India, USA, Russia-CIS and Europe apart from other select geographies within Emerging Markets. For more information, log on to: www.drreddys.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the planned clinical trial of NeuVax in gastric cancer in India and the commercialization of NeuVax in India in both breast and gastric cancers. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2012 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Galena Biopharma Contact:

Remy Bernarda
Vice President, Marketing & Communications
+1 (503) 405-8258
rbernarda@galenabiopharma.com

Dr. Reddy’s Investors and Financial Analysts Contacts:

Kedar Upadhye at kedaru@drreddys.com /+91-40-66834297
Saunak Savla at saunaks@drreddys.com / +91-40-49002135
Milan Kalawadia (USA) at mkalawadia@drreddys.com / +1 908-203-4931

Dr. Reddy’s Media Contact:

SVS Chowdary Lakamsani at chowdaryl@drreddys.com